                                                                     Exhibit 2.6

                                                                  EXECUTION COPY


                 DATA AND TELECOMMUNICATIONS SERVICES AGREEMENT


                                     BETWEEN


                             IMS HEALTH INCORPORATED


                                       AND


                                  SYNAVANT INC.



DATA CENTER LOCATION: Plymouth Meeting, PA

SERVICE PROVIDER: IMS Health

RECIPIENT: Synavant Inc.
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                                    SCHEDULES

                           Schedule A  Services and Capacity Levels

                           Schedule B  Service Levels

                           Schedule C  Reports

                           Schedule D  Recipient Software

                           Schedule E  Fees

                           Schedule F  Extended Term Charges

                           Schedule G  Service Provider Software

                           Schedule H  Termination Fees

                           Schedule I  Disaster Recovery

                           Schedule J  Recipient Obligations

                  DATA AND TELECOMMUNICATIONS SERVICES AGREEMENT (this "AGREEMENT"), dated as of August 31, 2000 (the "Agreement Date"), by and between IMS HEALTH INCORPORATED, a Delaware corporation ("IMS") and SYNAVANT INC., a Delaware corporation ("ST").

                              W I T N E S S E T H:

                  WHEREAS, the Board of Directors of IMS has determined that it is appropriate, desirable and in the best interests of IMS and its businesses as well as of the shareholders of IMS to spin-off ST into an independent publicly traded company (the "DISTRIBUTION");

                  WHEREAS, as part of the Distribution, IMS will be divesting certain of its strategic technologies businesses;

                  WHEREAS, prior to the Distribution Date, IMS ("Service Provider") has provided and ST ("Recipient") has purchased, pursuant to various written and oral agreements, the Services described in this Agreement; and

                  WHEREAS, in order to facilitate the orderly continuation of Recipient's business for a transitional period after the Distribution Date, Recipient has agreed to purchase from Service Provider, the Services described in this Agreement.

                  NOW, THEREFORE, in consideration of the agreements as set forth below, it is agreed as follows:

ARTICLE 1. DEFINITIONS AND CONSTRUCTioN.

                  1.01 DEFINITIONS. The following defined terms shall have the meanings specified below:

(1)      "AGREEMENT" shall have the meaning set forth in the Heading.

(2)      "AGREEMENT DATE" shall have the meaning set forth in the Heading.

(3)      "AGREEMENT DISPUTES" shall have the meaning set forth in SECTION 12.01.

(4) "ALTERNATIVE PROVIDER" shall mean any alternative external service provider selected by Recipient for the provision of services similar to the Services following the expiration or termination of this Agreement.

(5) "DATA CENTER" shall mean Service Provider's data center located at Plymouth Meeting, PA and any successor location.

(6) "DATA PROCESSING AND TELECOMMUNICATIONS SERVICES" shall mean the data processing and telecommunications services described in SCHEDULE A.
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(7)      "DISTRIBUTION" shall have the meaning set forth in the Recitals.

(8) "DISTRIBUTION AGREEMENT" shall mean the Distribution Agreement, dated as of August 31, 2000, by and among IMS and ST.

(9) "DISTRIBUTION DATE" shall mean the date on which the distributions to effect the spin-off of ST are made under the Distribution Agreement.

(10)     "EXTENDED TERM" shall have the meaning set forth in ARTICLE 2.

(11)     "FEES" shall mean those charges for the Services set forth in SCHEDULE
         E.

(12)     "INITIAL TERM" shall have the meaning set forth in ARTICLE 2.

(13) "LICENSED DOCUMENTATION" shall mean all documentation that is used in connection with the operation of the Licensed Software.

(14)     "LICENSED SOFTWARE" shall mean the software described in SCHEDULE D.

(15)     "RECIPIENT" shall have the meaning set forth in the Recitals.

(16) "RECIPIENT DATA" shall mean all data or information supplied by Recipient to Service Provider for processing or transmission in connection with the Services.

(17)     "SERVICE PROVIDER" shall have the meaning set forth in the Recitals.

(18) "SERVICE PROVIDER SOFTWARE" shall mean the software and related documentation (a) owned, acquired or developed by Service Provider that is used in connection with the provision of the Services or (b) licensed or leased by Service Provider from a third party which is used in connection with the provision of the Services. The Service Provider Software includes the software set forth in SCHEDULE G.

(19)     "SERVICES" shall mean the Data Processing Services.

                  1.02 REFERENCES

                  . In this Agreement and the Schedules to this Agreement:

(1) the Schedules to this Agreement shall be incorporated in and deemed part of this Agreement and all references to this Agreement shall include the Schedules to this Agreement; and

(2) references to the word "including" or the phrase "e.g." in this Agreement shall mean "including, without limitation".

                  1.03 HEADINGS.
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                  The article and section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

                  1.04 INTERPRETATION OF DOCUMENTS.

                  In the event of a conflict between Agreement and the terms of any of the Schedules, the terms of this Agreement prevail.

ARTICLE 2. TERM OF AGREEMENT.

                  The initial term of this Agreement shall commence on the Distribution Date and shall continue until 12:00 midnight (Eastern Standard
Time) on August 30, 2001 (the "INITIAL TERM"), unless terminated earlier pursuant to SECTION 14.01; PROVIDED, HOWEVER, that Recipient may, upon notice to Service Provider at least ninety days prior to the expiration of the Initial Term, extend the term of this Agreement for (1) one additional six-month period at the charges set forth in SCHEDULE F (the "Extended Term").

ARTICLE 3. SERVICES.

                  3.01 SERVICES.

                  Service Provider shall provide to Recipient, and Recipient shall purchase from Service Provider the Data Processing and Telecommunications Services described in SCHEDULE A. The Services shall be provided with substantially the same degree of care and diligence as such services had been provided to Recipient during the period prior to the Distribution Date. The Services shall be provided at the levels of service set forth in SCHEDULE B.

                  3.02 PRIORITY.

                  Service Provider shall provide the Services to Recipient with respect to prioritizing, processing and recovery in accordance with SCHEDULE B.

                  3.03 REPORTS.

                  Service Provider shall provide Recipient with the reports set forth in SCHEDULE C according to the schedule set forth in SCHEDULE C.

                  3.04 NEW RELEASES AND VERSIONS OF THE SOFTWARE.

                  Except as provided in SCHEDULE A, Service Provider shall not be required to provide, install or maintain any new releases or versions of the systems software or the applications software. In the event that SCHEDULE A includes Service Provider's
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provision, installation and maintenance of the systems software or the applications software, Service Provider shall, at the fees set forth in SCHEDULE E, after any such release or version is commercially available, provide, install on the machines used to provide the services after sufficient testing, and maintain new releases and versions of the systems software and applications software in use as of the Agreement Date. In the event that Service Provider fails to provide, install or maintain any new releases or versions of the systems software or the applications software in accordance with SCHEDULE A, Service Provider shall be responsible for the payment of any incremental expense incurred by Recipient in connection with such failure.

ARTICLE 4. RECIPIENT OBLIGATIONS.

                  4.01 RECIPIENT EQUIPMENT.

                  With respect to that equipment owned by Recipient, Recipient shall:

(1) maintain all equipment, software and operational features at the same level that was provided immediately prior to the Distribution Date, and shall receive maintenance services from those third party service providers that provided maintenance services to Recipient immediately prior to the Distribution Date; and

(2) upon notice from Service Provider (which notice shall include Service Provider's estimate of the costs, if any, of the enhancement or modification) as soon as possible after it has been determined that an enhancement or modification is necessary, but in any event upon at least 30 days' notice, enhance or modify such equipment, software and operational features as may be necessary to remain compatible with any systems used by Service Provider in connection with the Services; PROVIDED, HOWEVER, in the event such enhancement or modification results in Service Provider incurring any incremental expense or providing any additional resources, Recipient shall be responsible for the payment of such incremental expense or the costs of such additional resources.

                  4.02 GENERALLY.

                  Recipient shall:

(1) comply with any reasonable instructions provided by Service Provider that are necessary for Service Provider to adequately provide the Services;

(2)      comply with all standards and procedures applicable to the Data Center;

(3)      promptly report any operational or system problem to Service Provider;

(4) maintain a business recovery plan detailing the requirements of Recipient in the event of the occurrence of a disaster affecting the Services and periodically test such plan;

(5) provide the working environment, including space, furniture, electricity, telephones and other infrastructure requirements for Service Provider's employees located at Recipient's premises; and

(6) except as provided in SCHEDULE J, after any such release or version is commercially available, provide, install after sufficient testing, and maintain new releases and versions of the systems software and applications software in use as of the Agreement Date. In the event that Recipient fails to provide, install or maintain any new releases or versions of the systems software or the applications software in accordance with SCHEDULE J, Recipient shall be responsible for the payment of any incremental expense incurred by Service Provider in connection with such failure.

                  4.03 ASSOCIATED EQUIPMENT.

                  Except to the extent otherwise provided in this Agreement or any Schedule to this Agreement, Recipient shall maintain and be responsible for all costs (including personnel, maintenance and repair) associated with communications equipment (including terminals, communications hardware, modems and telephone lines) that Recipient owns or operates and that is not located at the Data Center necessary to provide the Services or to transmit the Recipient Data for processing at the Data Center.

                  4.04 SECURITY.

                  Recipient shall ensure that user accounts shall only be used by the person for whom such account was created or other authorized personnel. Recipient shall promptly inform Service Provider of any individual who is no longer authorized to use the Services.

                  4.05 BUSINESS PLANNING.

                  During the Initial Term and, if any, the Extended Term, Recipient shall, within a reasonable period of time after such plans are available, provide Service Provider with a detailed plan identifying any changes in Recipient's business that may affect the Services or result in additional capacity being required in order for Service Provider to provide the Services to Recipient, and what action, if any, may be necessary to adjust the level of Services. Recipient's business plan provided to Service Provider pursuant to this SECTION 4.05 shall be deemed confidential information of Recipient.
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ARTICLE 5. PROPRIETARY RIGHTS.

                  5.01 RECIPIENT SOFTWARE.

                  Recipient shall grant a non-exclusive, non-transferable, royalty-free right for Service Provider, solely in connection with providing the Services, to (1) have access to and (a) operate the Licensed Software set forth in SCHEDULE D and (b) use the Licensed Documentation and (2) use any other hardware, software and documentation owned by Recipient that is necessary to allow Service Provider to perform the Services. Recipient shall obtain any consents or approvals necessary in connection with Service Provider's use of the Licensed Software, the Licensed Documentation and any other such hardware, software and documentation.

                  5.02 SERVICE PROVIDER SOFTWARE.

                  All Service Provider Software is, or shall be, and shall remain, the exclusive property of Service Provider or its third party licenser and Recipient shall have no rights or interests to the Service Provider Software, except as described in this SECTION 5.02. Service Provider shall obtain, at its expense, any consents or approvals necessary in connection with Service Provider's use of the Service Provider Software to provide the Services to Recipient.

ARTICLE 6. DATA.

                  6.01 FORM OF DATA.

                  All data submitted by Recipient to Service Provider in connection with the Services shall be in the form substantially similar to that submitted before the Distribution Date, unless otherwise agreed to in writing by the parties.

                  6.02 OWNERSHIP OF DATA.

                  The Recipient Data is and shall remain the property of Recipient or its customers.

                  6.03 OWNERSHIP OF MEDIA.

                  All dedicated media upon which only Recipient Data is stored is and shall remain the property of Recipient. In the event additional media is needed, it shall be obtained by Recipient, and be the property of Recipient or its lessor.

                  6.04 RESPONSIBILITY FOR DATA.

                  Recipient is responsible from the Agreement Date for (1) the accuracy and completeness of the data submitted by Recipient in connection with the Services and

(2) any errors in and with respect to data obtained from Service Provider because of any inaccurate or incomplete data submitted by Recipient to Service Provider.

ARTICLE 7. FEES.

                  7.01 FEES.

                  Recipient shall pay to Service Provider the fees set forth in SCHEDULE E in respect of each of the Services.

                  7.02 TIME OF PAYMENT.

                  The Fees shall be paid by Recipient monthly in arrears on or before the first business day immediately following the end of each whole or partial calendar month of the Initial Term and, if any, the Extended Term.

                  7.03 ADDITIONAL SERVICES.

                  In the event that Recipient's use of a Service increases above that set forth in SCHEDULE A for such Service, and/or Recipient notifies Service Provider of the need for such an increase, Service Provider shall determine whether any additional hardware or software is necessary in order for Service Provider to provide the Service and, in the event that Service `Provider and Recipient determine, pursuant to this SECTION 7.03, that additional hardware or software is required, (1) Service Provider shall acquire, upon Recipient's request, such additional hardware or software on behalf of Recipient and Recipient shall pay to Service Provider or to the supplier or third party lessor, as may be applicable, the purchase or lease fees in respect of such additional hardware or software, (2) Service Provider shall implement an appropriate increase to the Fees and (3) the Parties shall establish a mechanism for determining the costs to Service Provider of maintaining such additional hardware or software beyond the Initial Term and, if any, the Extended Term and any impact on the Fees. Except as otherwise agreed in writing by the Parties, all rights in and title to any hardware or software acquired by Service Provider on behalf of Recipient and paid for by Recipient shall belong to Recipient.

                  7.04 TAXES.

                  Recipient shall pay any value-added tax and any tariff, duty, export or import fee, sales tax, use tax, service tax or other tax or charge subsequently imposed by any government or government agency on Recipient or Service Provider with respect to the Services or the execution or performance of this Agreement.

                  7.05 LATE PAYMENTS.
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                  Any undisputed fees or payments owing to Service Provider
pursuant to this Agreement that are not paid when due shall bear interest at the rate of one and one-half (1 1/2) percent per month, but in no event to exceed the highest lawful rate of interest, calculated from the date such amount was due until the date payment is received by Service Provider.

                  7.06 TRANSITION/TERMINATION FEES.

                  Upon the termination of this Agreement, Recipient shall pay to Service Provider the fees set forth in SCHEDULE H.

ARTICLE 8. AUDITS.

                  Recipient shall have the right during normal business hours and upon reasonable advance notice, to review the computer printouts and reports and other records of Service Provider to the extent such books and records relate to the provision by Service Provider of the Services. Any such review shall be conducted at Recipient's sole expense.

ARTICLE 9. CONFIDENTIALITY.

                  Each of the Parties shall not use or permit the use of (without the prior consent of the other) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other Party in its possession, its custody or under its control (except to the extent that (1) such information has been in the public domain through no fault of such Party or (2) such information has been later lawfully acquired from other sources by such Party or (3) this Agreement or any other agreement entered into pursuant to this Agreement permits the use or disclosure of such information) to the extent such information (a) relates to the period up to the Distribution Date or (b) is obtained in the course of providing or receiving the Services pursuant to this Agreement, and each Party shall not (without the prior consent of the other) otherwise release or disclose such information to any other person, except such Party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such Party has used commercially reasonable efforts to consult with the other Party prior to such disclosure.

ARTICLE 10. INDEMNITY.

                  10.01 Service Provider shall indemnify and hold harmless Recipient in respect of all claims, costs, expenses, damages and liabilities (including reasonable attorneys' fees) arising from any claim by a third party licensor that the Service Provider

Software made available to Recipient by Service Provider infringes such third party's proprietary rights.

                  10.02 Recipient shall indemnify and hold harmless Service Provider in respect of all claims, costs, expenses, damages and liabilities (including reasonable attorneys' fees) arising from any claim by a third party licensor that the Recipient Software made available to Service Provider by Recipient infringes such third party's proprietary rights.

ARTICLE 11. DISCLAIMER AND LIMITATION OF LIABILITY.

                  11.01 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SERVICES, THE LICENSED SOFTWARE, THE SERVICE PROVIDER SOFTWARE OR THE LICENSED DOCUMENTATION, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  11.02 LIMITATION OF LIABILITY. Neither of the parties shall be liable to the other (or any claiming under or through the other) for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims relating to the Services or a Party's performance under this Agreement regardless of the form of action (including negligence). Except as may arise as a result of a party's gross negligence or willful misconduct, and as set forth in Section 10 above, each party's liability for direct damages arising in connection with its performance or failure to perform under this Agreement shall in no event exceed six (6) months' Fees hereunder.

ARTICLE 12. DISPUTE RESOLUTION.

                  12.01 PROCEDURE.

                  Any disputes arising out of or in connection with this Agreement shall be settled in accordance with the dispute resolution mechanisms set forth in Article VI of the Distribution Agreement.

                  12.02 CONTINUITY OF SERVICES AND PERFORMANCE.

                  Unless otherwise agreed in writing, the Parties shall continue to provide the Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this
ARTICLE 12 with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE 13. CONTINUED PROVISION OF SERVICES.

                  13.01 FORCE MAJEURE.

                  Service Provider shall not be in default of its obligations hereunder for any delays or failure in performance resulting from any cause or circumstance beyond the reasonable control of Service Provider, PROVIDED that Service Provider exercises commercially reasonable efforts to perform its obligations in a timely manner. If any such occurrence prevents Service Provider from providing any of the Services, Service Provider shall cooperate with Recipient in obtaining, at Recipient's sole expense, an alternative source for the affected Services, and Recipient shall be released from any payment obligation to Service Provider in respect of such Services during the period of such force majeure.

                  13.02 DISASTER RECOVERY.

                  Service Provider shall provide the disaster recovery related services as described in SCHEDULE I.

ARTICLE 14. TERMINATION.

                  14.01 FOR CONVENIENCE.

                  Recipient may terminate this Agreement at any time during the Initial Term upon 90 days' notice to Service Provider.

                  14.02 EFFECT OF TERMINATION.

                   Upon the termination of this Agreement pursuant to SECTION 14.01, Recipient shall pay to Service Provider, no later than the effective date of such termination, the balance of the Fees due for the Initial Term and, if any, the Extended Term.

ARTICLE 15. TERMINATION ASSISTANCE SERVICES.

                  Upon the expiration of this Agreement or the effective date of termination of this Agreement, Service Provider shall have no further obligation to provide the Services to Recipient and:

(1) for a period of up to (a) 60 days prior to the expiration or the effective date of termination of this Agreement and (b) 30 days following the expiration of this Agreement or the effective date of termination of this Agreement, Service Provider shall use reasonable efforts to cooperate, at Recipient's expense, with (i) the Alternative Provider or (ii) Recipient, in connection with the transfer of the Services, the Recipient Data, the Licensed Software and the Licensed

         Documentation, from Service Provider to the facilities of (x) the Alternative Provider or (y) Recipient, as requested by Recipient; and

(2) the rights granted to Service Provider in SECTION 5.01 shall immediately terminate and Service Provider shall deliver to Recipient
         (a) a current copy of the Licensed Software in the form in use as of that time and (b) a current copy of the Licensed Documentation in the form in use as of that time.

ARTICLE 16. MISCELLANEOUS PROVISIONS.

                  16.01 NO WAIVERS.

                  No failure on the part of either Party to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise by a Party of any right or remedy hereunder preclude any other right or remedy or further exercise thereof or the exercise of any other right.

                  16.02 CONSENTS, APPROVALS AND REQUESTS.

                  Unless otherwise specified in this Agreement, all consents and approvals, acceptances or similar actions to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

                  16.03 PARTIAL INVALIDITY.

                  In the event any of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

                  16.04 NOTICES.

                  All notices, designations, approvals, consents, requests, acceptances, rejections or other communications required or permitted by this Agreement shall be in writing and shall be sent via telecopy to the telecopy number specified below. A copy of any such notice shall also be sent by registered express air mail on the date such notice is transmitted by telecopy to the address specified below:

                  If to Service Provider:
                           IMS Health Incorporated
                           200 Nyala Farms Road
                           Westport, Connecticut  06880
                           Telecopy No.:  (203) 222-4268
                           Attention:   General Counsel

                  If to Recipient:
                           Synavant Inc.
                           3445 Peachtree Road, N.E., Suite 1400
                           Atlanta, Georgia  30326
                           Telecopy No.:  (404) 841-4115
                           Attention:   Chief Executive Officer

Any Party may at any time, by notice to the other Party transmitted or sent in the manner described above, change the address or telecopy number to which communications to it are to be sent.

                  16.05 RELATIONSHIP.

                  The performance by Service Provider of its duties and obligations under this Agreement shall be that of an independent contractor and nothing herein contained shall create or imply an agency relationship between the Parties, nor shall this Agreement be deemed to constitute a joint venture or partnership between the Parties.

                  16.06 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of New York.

                  16.07 COVENANT OF FURTHER ASSURANCES. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate this Agreement.

                  16.08 ASSIGNMENT. This Agreement may not be assigned by either Party other than to an affiliate of such Party or pursuant to a corporate reorganization or merger, without the consent of the other Party. Any assignment in contravention of this SECTION 16.08 shall be void.

                  16.09 ENTIRE UNDERSTANDING. This Agreement represents the entire understanding of the Parties with respect to the Services and supersedes all previous writings, correspondence and memoranda with respect thereto, and no representations, warranties, agreements or covenants, express or implied, of any kind or character whatsoever with respect to such subject matter have been made by either Party to the other, except as expressly set forth herein.

                  16.10 SUCCESSORS. Subject to the restrictions on assignment set forth in SECTION 16.08, this Agreement shall be binding upon and inure to the benefit of and be enforceable against the Parties hereto and their respective successors and assigns.

                  16.11 AMENDMENTS. This Agreement can be modified or amended only by a written amendment executed by both Parties.

                  16.12 SURVIVAL. The provisions of ARTICLE 5, ARTICLE 8,
ARTICLE 9, ARTICLE 10, ARTICLE 11, ARTICLE 12, ARTICLE 15, SECTION 6.02, SECTION 6.03, SECTION 7.06, SECTION 14.02, SECTION 16.06, this SECTION 16.12 and SECTION
16.15 shall survive the expiration or termination of this Agreement.

                  16.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  16.14 THIRD PARTY BENEFICIARIES. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than Recipient and Service Provider.

                  16.15 GOOD FAITH AND FAIR DEALING. Each Party hereby agrees that its performance of all obligations and exercise of all rights under this Agreement shall be governed by the fundamental principles of good faith and fair dealing.

                  IN WITNESS WHEREOF, the pates hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                            IMS HEALTH INCORPORATED


                                            By: /s/ MATTHEW L. FRIEDMAN
                                                ---------------------------
                                                Name: Matthew L. Friedman
                                                Title: Vice President


                                            SYNAVANT INC.


                                            By: /s/ JAMES C. MALONE
                                                ---------------------------
                                                Name: James C. Malone
                                                Title: Vice President